                                                                     Exhibit 2.3

                 AGREEMENT FOR PURCHASE AND SALE OF FCC LICENSES

                                  BY AND AMONG

                     LAFAYETTE COMMUNICATIONS COMPANY L.L.C.

                                       AND

                        TRITON PCS LICENSE COMPANY L.L.C.

                           Dated as of October 9, 2002

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                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS...............................................................     1

         1.1      Definitions.......................................................     1

ARTICLE 2 PURCHASE AND SALE.........................................................     3

         2.1      Purchase of Licenses..............................................     3

         2.2      Purchase Price....................................................     3

         2.3      Assumed Liabilities...............................................     4

ARTICLE 3 CLOSING...................................................................     4

         3.1      Closing...........................................................     4

         3.2      Buyer Closing Deliveries..........................................     4

         3.3      Seller Closing Deliveries.........................................     5

         3.4      Payment of Transfer Taxes.........................................     5

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER..................................     5

         4.1      Organization of Seller............................................     6

         4.2      Authority of Seller...............................................     6

         4.3      No Conflicts......................................................     6

         4.4      The Licenses......................................................     6

         4.5      Title to the Licenses.............................................     7

         4.6      No Violation, Litigation or Regulatory Action.....................     7

         4.7      No Finder Fees....................................................     7

         4.8      Orders; Contracts; Agreements.....................................     7

         4.9      FCC Matters.......................................................     8

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER...................................     8

         5.1      Organization of Buyer.............................................     9

         5.2      Authority of Buyer................................................     9

         5.3      No Conflicts......................................................     9

         5.4      No Finder Fees....................................................     9

         5.5      Litigation........................................................     9

         5.6      Qualification.....................................................     9

ARTICLE 6 COVENANTS.................................................................    10

         6.1      Preserve Accuracy of Representations and Warranties...............    10
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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         6.2      Consents of Third Parties; Governmental Approvals.................    10

         6.3      Operations Prior to the Closing Date..............................    11

         6.4      Exclusivity.......................................................    12

         6.5      Build-Out Obligations.............................................    12

         6.6      No Restrictions on the Licenses...................................    12

         6.7      Title to the Licenses.............................................    13

         6.8      FCC Debt Amount...................................................    13

         6.9      No Violation, Litigation or Regulatory Action.....................    13

         6.10     No Conflicts......................................................    13

         6.11     Payment of Unjust Enrichment......................................    13

         6.12     Reasonable Efforts................................................    14

ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER..........................    14

         7.1      No Misrepresentation or Breach of Covenants and Warranties........    14

         7.2      No Restraint or Litigation........................................    14

         7.3      Governmental Consents.............................................    14

         7.4      Necessary Third Party Consents....................................    15

         7.5      Closing Deliveries................................................    15

         7.6      Further Documents.................................................    15

         7.7      No Encumbrances...................................................    15

ARTICLE 8 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.........................    15

         8.1      No Misrepresentation or Breach of Covenants and Warranties........    15

         8.2      No Restraint or Litigation........................................    15

         8.3      Governmental Consents.............................................    15

         8.4      Closing Deliveries................................................    16

ARTICLE 9 INDEMNIFICATION...........................................................    16

         9.1      Survival..........................................................    16

         9.2      Indemnification by Seller.........................................    16

         9.3      Indemnification by Buyer..........................................    16

         9.4      Procedure for Indemnification.....................................    17
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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ARTICLE 10 TERMINATION..............................................................    17

         10.1     Termination.......................................................    17

         10.2     Effect of Termination.............................................    19

ARTICLE 11 GENERAL PROVISIONS.......................................................    19

         11.1     Confidential Nature of Information................................    19

         11.2     No Public Announcement............................................    19

         11.3     Notices...........................................................    20

         11.4     Successors and Assigns............................................    21

         11.5     Entire Agreement; Amendments......................................    21

         11.6     Waivers...........................................................    21

         11.7     Expenses..........................................................    21

         11.8     Partial Invalidity................................................    21

         11.9     Execution in Counterparts.........................................    22

         11.10    Further Assurances................................................    22

         11.11    Governing Law.....................................................    22

         11.12    Headings..........................................................    22
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                         TABLE OF SCHEDULES AND EXHIBITS

Pursuant to Item 601(b)(2) of Regulation S-K, the schedule and exhibit listed below have been omitted. A copy of the omitted schedule and exhibit will be furnished to the Securities and Exchange Commission upon their request.

Schedule A        The Licenses

Exhibit 3.2(d)    Form of Instrument of Assignment

                 AGREEMENT FOR PURCHASE AND SALE OF FCC LICENSES

      This Agreement for Purchase and Sale of FCC Licenses (this "AGREEMENT") is entered into as of this 9th day of October, 2002 by and between Lafayette Communications Company L.L.C., a Delaware limited liability company with its principal place of business located at Two Embarcadero Center, San Francisco, California 94111 ("SELLER"), and Triton PCS License Company L.L.C., a Delaware limited liability company with its principal place of business located at 1100 Cassatt Road, Berwyn, Pennsylvania 19312 ("BUYER").

      WHEREAS, Seller has acquired the authorization of the Federal Communications Commission (the "FCC") to construct and operate a personal communication services ("PCS") wireless telecommunications system using the spectrum associated with the FCC licenses described on Schedule A to this Agreement (the "LICENSES");

      WHEREAS, Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from Seller, the whole of the Licenses.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the word "herein" or "hereof" is used in this Agreement, it shall be deemed to refer to this Agreement taken as a whole and not to a particular Article, Section, Schedule or Exhibit of this Agreement unless expressly stated otherwise.

      "ADJUSTED PURCHASE PRICE" has the meaning set forth in Section 2.2.

      "AFFILIATE" with respect to any Person means any other Person which controls, is controlled by, or is under common control with, such first-named Person, whether as a result of the ownership of voting securities, by contract or otherwise.

      "ANCILLARY DOCUMENT" has the meaning set forth in Section 4.2.

      "ASSIGNMENT" has the meaning set forth in Section 3.2(d).

      "BUSINESS DAY" means any day, other than a Saturday or Sunday or a day on which banking institutions in New York, New York are required or appointed to be closed.

      "CLOSING" has the meaning set forth in Section 3.1 of this Agreement.

      "CLOSING DATE" has the meaning set forth in Section 3.1 of this Agreement.

      "CLAIMANT" has the meaning set forth in Section 9.4.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended.

      "CONSENTS" has the meaning set forth in Section 6.2.

      "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

      "DEFAULTS" has the meaning set forth in Section 4.3.

      "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, right of first offer or first refusal, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind, except for any restrictions or conditions stated on any of the Licenses, or such restrictions as are generally applicable to C Block broadband personal communications licenses and/or the holders thereof under applicable Law, including, without limitation, the Communications Act and the rules and regulations of the FCC.

      "EXPENSES" means any fees or expenses incurred in connection with investigating or defending any claim, action, suit or proceeding incident to any matter indemnified against under Article 9 hereof (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

      "FCC CONSENT" means the consent of the FCC to the transfer and assignment of the Licenses by Seller to Buyer in accordance with the terms of this Agreement.

      "FCC DEBT" means the debt owed the U.S. Treasury in respect of the Licenses.

      "FCC DEBT AMOUNT" means the amount of the FCC Debt as certified by an officer of Seller pursuant to Section 6.8.

      "FINAL ORDER" means action by a Governmental Authority as to which (i) no request for stay by such authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such authority, and the time for filing any such petition has passed; (iii) such authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court,


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or request for stay by a court, of such authority's action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

      "GOVERNMENTAL AUTHORITY" means any foreign, federal, state, local or other governmental authority or regulatory body or agency.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "HSR APPROVAL" has the meaning set forth in Section 6.2(c).

      "INDEMNIFYING PARTY" has the meaning set forth in Section 9.4.

      "IRS" means the Internal Revenue Service.

      "LAW" means (i) any foreign, federal, state and local law, statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Authority, and (ii) common law.

      "LOSSES" means any loss, cost, obligation, liability, settlement payment, award, judgment, fine, penalty, damage, expense, deficiency or other charge.

      "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or entity or Governmental Authority.

      "POST-CLOSING CLAIMS" means all liabilities and obligations arising out of or relating to the Licenses and relating to the period from and after the Closing.

      "PRE-CLOSING CLAIMS" means all liabilities and obligations arising out of or relating to the Licenses, other than the Post-Closing Claims.

      "PURCHASE PRICE" has the meaning set forth in Section 2.2.

      "REPRESENTATIVES" has the meaning set forth in Section 11.1.

                                   ARTICLE 2

                                PURCHASE AND SALE

      2.1 Purchase of Licenses. On the Closing Date, subject to Article 10 hereof and satisfaction of the conditions set forth in Articles 7 and 8 hereof (or waiver thereof by the parties entitled to the benefit thereof), Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Licenses, free and clear of all Encumbrances.

      2.2 Purchase Price. The purchase price for the Licenses shall be One Hundred Thirty Million Three Hundred Fifty-Six Thousand Six Hundred Sixty Dollars ($130,356,660) (the "PURCHASE PRICE"), which shall be paid by Buyer as follows:

            (a) Subject to Article 10 hereof and satisfaction of the conditions set forth in Articles 7 and 8 hereof (or waiver thereof by the parties entitled to the benefit thereof), at the Closing Buyer shall pay to Seller an amount equal to the Purchase Price, minus the FCC Debt Amount (such amount, the "ADJUSTED PURCHASE PRICE"); and

            (b) Subject to Article 10 hereof and satisfaction of the conditions set forth in Articles 7 and 8 hereof (or waiver thereof by the parties entitled to the benefit thereof), at the Closing Buyer shall pay directly to the FCC the FCC Debt Amount.

      2.3 Assumed Liabilities. Buyer shall not assume, or otherwise be responsible for, any liabilities, obligations or indebtedness of Seller or any of its Affiliates or shareholders, whether direct or indirect, liquidated or unliquidated, known or unknown, whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether arising out of occurrences prior to, at or after the date hereof.

                                    ARTICLE 3

                                     CLOSING

      3.1 Closing. Subject to Article 10 and the fulfillment or waiver of the parties' respective conditions to closing set forth in Article 7 and Article 8, the closing of the sale and purchase of the Licenses pursuant to this Agreement (the "CLOSING") shall occur at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C., 20036 at 10:00 A.M., local time, on the date specified by Buyer by written notice to Seller no later than 150 days after the date of the FCC Consent, or such other time and place as the parties may agree; provided, however, that if Buyer or Seller, as the case may be, has given the other party hereto written notice of such other party's material breach of its representations, warranties, covenants or agreements contained herein at any time thirty days or less before the date otherwise scheduled for Closing pursuant hereto, and such breaches are capable of being cured and such breaching party is using commercially reasonable efforts to cure any such breaches, the Closing shall be held at 10:00 A.M., local time, on the date that is the thirty-first day after the date of written notice of such breaches (or, if such day is not a Business Day, the next succeeding Business Day) (such date, the "CLOSING DATE"). The Closing shall be deemed to have occurred at 12:01 A.M. on the Closing Date.

      3.2 Buyer Closing Deliveries. Subject to Article 10 and fulfillment or waiver of the conditions set forth in Article 7, at the Closing Buyer shall deliver to Seller all of the following:

            (a) the Adjusted Purchase Price;

            (b) a certificate of an officer of Buyer's manager, dated as of the Closing Date, certifying (but without personal liability to such officer) that as of the Closing Date the representations and warranties of Buyer contained or referred to in this Agreement are true and correct in all material respects as of the Closing as though made at and as of such time, except to the extent they are specifically made as of another date, in which case the certificate shall certify that they are true and correct in all material respects as of such other date, and that Buyer has complied or satisfied in all material respects its covenants and agreements to the extent to be performed at or prior to Closing under this Agreement;

            (c) a certificate of an officer of Buyer's manager dated as of the Closing Date, certifying (but without personal liability to such officer) resolutions of Buyer's manager authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

            (d) an instrument of assignment of the Licenses, substantially in the form of Exhibit 3.2(d) hereto (the "ASSIGNMENT"), duly executed on behalf of Buyer.

      3.3 Seller Closing Deliveries. Subject to Article 10 and fulfillment or waiver of the conditions set forth in Article 8, at the Closing Seller shall deliver to Buyer all of the following:

            (a) a certificate of an officer of Seller, dated as of the Closing Date, certifying (but without personal liability to such officer) that as of the Closing Date, (i) after payment by Buyer of the FCC Debt Amount pursuant to the terms of this Agreement, the outstanding principal amount, all accrued, but unpaid interest and all other amounts due or outstanding in respect of the FCC Debt shall have been paid and discharged in full consistent with the provisions of 47 C.F.R. 1.2111(c), (ii) the representations and warranties of Seller contained or referred to in this Agreement are true and correct in all material respects as of the Closing as though made at and as of such time, except to the extent they are specifically made as of another date, in which case the certificate shall certify that they are true and correct in all material respects as of such other date, and (iii) Seller has complied or satisfied in all material respects its covenants and agreements to the extent to be performed at or prior to the Closing under this Agreement;

            (b) a certificate of an officer of Seller dated as of the Closing Date, certifying (but without personal liability to such officer) resolutions of the members of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

            (c) the Assignment, duly executed on behalf of Seller; and

            (d) all Consents, including the FCC Consent.

      3.4 Payment of Transfer Taxes. Buyer shall pay or cause to be paid at the Closing or, if due thereafter, promptly when due, all gross receipts taxes, gains taxes (including real property gains tax or other similar taxes), transfer taxes, sales taxes, stamp taxes, and any other taxes, but excluding any Federal, State or local income taxes, payable in connection with the consummation of the transactions as contemplated by this Agreement.


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                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer as follows:

      4.1 Organization of Seller. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

      4.2 Authority of Seller. Seller has full power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Seller has full power and authority to execute, deliver and perform this Agreement and any agreement, document or instrument executed and delivered pursuant to this Agreement or in connection with this Agreement (any such agreement, document or instrument, including the agreements, documents and instruments set forth in Sections 3.3(a), 3.3(b) and 3.3(c), an "ANCILLARY DOCUMENT"). The execution, delivery and performance of this Agreement and each Ancillary Document to which Seller is a party by Seller have been duly authorized and approved by all necessary action of Seller (including all necessary action by any director, member or manager of Seller). This Agreement and each Ancillary Document are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally, and general principles of equity.

      4.3 No Conflicts. Except for the FCC Consent and the HSR Approval, neither the execution or delivery of this Agreement or any Ancillary Document nor the consummation of any of the transactions contemplated hereby or thereby or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will (i) result in the creation or imposition of any Encumbrance upon any of the Licenses, or (ii) violate or conflict with, with or without notice or lapse of time or both, result in a breach of the terms, conditions or provisions of, with or without notice or lapse of time or both, constitute a default, an event of default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, or require any notice to, order, authorization or approval of, registration, declaration or filing with or consent (each of the effects specified in the foregoing clauses (i) and (ii), collectively, the "DEFAULTS") under: (1) any note, indenture, instrument, agreement, contract, mortgage, lease, license, (including the Licenses) franchise, permit or other authorization, rights restriction or obligation to which Seller is a party or any of the Licenses are subject or by which Seller is, or any of Seller's assets are, bound; (2) any Court Order to which Seller is a party or any of the Licenses are subject or by which Seller is, or any of Seller's assets are, bound; (3) to the best of Seller's knowledge, any applicable Law; or (4) the certificate of formation or limited liability company agreement of Seller.

      4.4 The Licenses. Seller has performed all of its material obligations required to have been performed under any of the Licenses, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach of, or default under, any of the Licenses which permits or, after notice or lapse of time or both, would permit revocation or termination of any of the Licenses, or which might adversely affect in any material respect the rights of Seller under any of the Licenses. No notice of cancellation, of default or of any dispute concerning any of the Licenses, or of any event, condition or state of facts described in the preceding sentence, has been received by, or is known to, Seller, and the Licenses are valid, existing and in full force and effect. Seller has no reason to believe that any of the Licenses are not likely to be renewed in the ordinary course.

      4.5 Title to the Licenses. Seller has good and marketable title to the Licenses, free and clear of all Encumbrances except the FCC Debt. There exists no indebtedness to the U.S. Treasury in respect of any of the Licenses other than the FCC Debt. Upon delivery to Buyer on the Closing Date and after payment of the FCC Debt Amount in accordance with this Agreement, Seller will transfer to Buyer good and marketable title to the Licenses, subject to no indebtedness or Encumbrances.

      4.6 No Violation, Litigation or Regulatory Action.

            (a) To the best of Seller's knowledge, Seller has complied in all material respects with all Laws which are applicable to the Licenses or to Seller's ownership, operation and holding thereof, including, without limitation, Section 310(b) of the Communications Act, and all rules, regulations or policies of the FCC promulgated thereunder with respect to alien ownership, the CMRS spectrum cap and C Block eligibility.

            (b) Other than regulatory proceedings of general applicability, there is no investigation, claim, action, suit or other proceeding pending or, to the best knowledge of Seller, threatened against Seller or relating to Seller or its assets, including any of the Licenses, which, individually or collectively, either would reasonably be expected to result in the revocation, cancellation, suspension or material adverse modification of any of the Licenses or would reasonably be expected to have a material adverse effect on (i) any of the Licenses, (ii) the ability of Seller to perform its obligations hereunder,
(iii) the FCC Consent, or (iv) the financial condition, assets, liabilities, business, prospects or results of operations of Seller with respect to the Licenses, nor is Seller aware of any reasonable basis for any such investigation, claim, action, suit or proceeding.

      4.7 No Finder Fees. No broker or finder has acted on behalf of Seller in connection with the transactions contemplated hereby and no Person engaged by Seller is entitled to a broker's, finder's or similar fee in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

      4.8 Orders; Contracts; Agreements.

            (a) (i) Seller is not subject to, or in default under, any outstanding order, writ, injunction or decree, and (ii) there are no contracts or agreements to which Seller or any of its Affiliates is a party, which (in the case of each of clauses (i) and (ii) above), individually or collectively, either would reasonably be expected to result in the revocation, cancellation, suspension or material adverse modification of any of the Licenses or would reasonably be expected to have a material adverse effect on (a) any of the Licenses, (b) the ability of Seller to perform its obligations hereunder, or (c) obtaining the FCC Consent.

            (b) Neither Seller nor any of its Affiliates is a party to, or is bound by, nor are any of the Licenses subject to, any agreement, contract or arrangement that would bind, be enforceable against, or in any other way encumber Buyer or the Licenses from and after the Closing, including, without limitation:

                  (i) any lease, construction or management agreement that in any manner restricts the use, sale, operation, construction, modification, assignment, partition or disaggregation of any of the Licenses; or

                  (ii) any indenture, agreement, note, mortgage, guaranty or other instrument which evidences or relates to any loan of money to, or indebtedness for money borrowed by, Seller or any Affiliate of Seller that in any manner restricts the use, sale, operation, construction, modification, assignment, partition or disaggregation of any of the Licenses; or

                  (iii) any license, agreement or other contract relating to patents, trademarks, trade names, techniques or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance that in any manner restricts the use, sale, operation, construction, modification, assignment, partition or disaggregation of any of the Licenses.

            (c) Neither Seller nor any of its Affiliates is a party to, or is bound by, nor are any of the Licenses subject to, any agreement, other than this Agreement, relating to any direct or indirect acquisition of any of the Licenses or any portion thereof, whether written or oral.

      4.9 FCC Matters.

            (a) The Licenses are validly held in Seller's name. Seller is the exclusive authorized, legal holder of each of the Licenses. A true, correct and complete copy of each License is attached hereto as Schedule A. The Licenses have been granted by Final Order and authorize, without further consent or authorization from the FCC, the construction and operation of a PCS system in the license areas indicated on Schedule A. The Licenses are valid and in full force and effect without condition, except those conditions stated on the Licenses and except conditions generally applicable to C Block broadband personal communications licenses and/or the holders thereof under applicable Law, including, without limitation, the Communications Act and the rules and regulations of the FCC, and the Licenses are unimpaired by any acts or omissions of Seller or its Affiliates. All material reports and other documents required to be filed by Seller and its Affiliates with the FCC and with state regulatory authorities have been filed. All such reports and documents are correct in all material respects.

            (b) At the time of its application for the issuance of the Licenses, Seller was eligible, and remains eligible, to hold C Block broadband PCS spectrum.

            (c) Except for restrictions stated on the Licenses or that are generally applicable to C Block broadband personal communications licenses and/or the holders thereof under applicable Law, including, without limitation, the Communications Act and the FCC's rules, the Licenses are not subject to any Encumbrance other than the FCC Debt.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller as follows:

      5.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.2 Authority of Buyer. Buyer has full power and authority to execute, deliver and perform this Agreement and any Ancillary Document to which Buyer is a party. The execution, delivery and performance of this Agreement and each Ancillary Document to which Buyer is a party have been duly authorized and approved by all necessary action of Buyer (including the manager of Buyer). This Agreement and each Ancillary Document to which Buyer is a party are the legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally, and general principles of equity.

      5.3 No Conflicts. Except for the FCC Consent and the HSR Approval, neither the execution or delivery of this Agreement or any Ancillary Document to which Buyer is a party nor the consummation of any of the transactions contemplated hereby or thereby or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will violate or conflict with, with or without notice or lapse of time or both, result in a breach of the terms, conditions or provisions of, or with or without notice or lapse of time or both constitute a default, an event of default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, or require any order, authorization or approval of, registration, declaration or filing with or consent under: (1) any note, indenture, instrument, agreement, contract, mortgage, lease, license, franchise, permit or other authorization, rights restriction or obligation to which Buyer is a party or by which any of Buyer's assets are bound; (2) any Court Order to which is a party or by which any of Buyer's assets are bound; (3) any applicable Law; or (4) the certificate of formation or limited liability company agreement of Buyer.

      5.4 No Finder Fees. No broker or finder has acted on behalf of Buyer in connection with the transactions contemplated hereby, and no Person engaged by Buyer is entitled to a broker's, finder's or similar fee in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

      5.5 Litigation. There is no investigation, claim, action, suit or other proceeding pending or, to the best knowledge of Buyer, threatened against Buyer or relating to Buyer which, individually or collectively, would have a material adverse effect on the ability of Buyer to perform its obligations hereunder, the FCC Consent or the financial condition, assets, business, prospects or results of operations of Buyer, nor is Buyer aware of any reasonable basis for any such investigation, claim, action, suit or proceeding.

      5.6 Qualification. Buyer is legally qualified to be an FCC licensee generally and specifically with regard to the Licenses, and to Buyer's knowledge, to receive any authorization or approval from any state or local regulatory authority necessary for it to acquire the Licenses. Buyer is in compliance with Section 310(b) of the Communications Act, and all rules, regulations or policies of the FCC promulgated thereunder with respect to alien ownership and the CMRS spectrum cap.

                                   ARTICLE 6

                                    COVENANTS

      The parties hereto covenant and agree to take the following actions:

      6.1 Preserve Accuracy of Representations and Warranties. Each of the parties hereto (i) shall refrain from taking any action that would render any of its representations or warranties contained in this Agreement inaccurate in any material respect at all times through the Closing Date, (ii) shall use its commercially reasonable efforts to cause all of its representations and warranties in this Agreement to remain true and correct at all times through the Closing Date, (iii) shall use its commercially reasonable efforts to cause all conditions to the obligations of the other parties hereto to consummate the transactions contemplated hereby set forth herein to be satisfied, and (iv) shall take all actions that may be reasonably necessary in order to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and to comply with applicable Law. Each party shall promptly notify the other in writing of (a) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge any transaction contemplated by this Agreement, (b) any development causing a breach of any of the representations and warranties of such party in Articles 4 or 5 hereof, as applicable, or (c) any action, suit, claim, proceeding or investigation that may, to its knowledge, be threatened, or may be brought, asserted or commenced against such party which would have been disclosed in Articles 4 or 5 hereof, as applicable, if such action, suit, claim, proceeding or investigation had arisen prior to the date hereof. Notwithstanding the foregoing, no disclosure by any party pursuant to this Section 6.1 shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty or breach of covenant herein.

      6.2 Consents of Third Parties; Governmental Approvals.

            (a) Consents. Buyer and Seller shall act diligently and shall use commercially reasonable efforts to secure at each own's expense and as promptly as practicable, but in no event later than the Closing Date, all consents, approvals or waivers, in form and substance reasonably satisfactory to each party, from any party as necessary to avoid the Defaults in connection with the consummation of the transactions contemplated hereby or otherwise required to be obtained to assign the Licenses to Buyer or to otherwise satisfy the conditions set forth herein (the "CONSENTS"); provided, that Seller shall not make any agreement or understanding affecting any of the Licenses or Buyer as a condition for obtaining any such Consent, except with the prior written consent of Buyer, which consent may be withheld by Buyer in its sole discretion.

            (b) FCC Consent.

                  (i) Each party hereto covenants and agrees to act diligently and use commercially reasonable efforts to obtain, as promptly as possible, the FCC Consent as provided herein for the assignment of the Licenses to Buyer, and shall, in any event, no later than ten (10) Business Days after the date of this Agreement, file appropriate applications with the FCC for the assignment of the Licenses to Buyer. Notwithstanding anything to the contrary herein, except as required by applicable Law, neither Seller nor any of its Affiliates shall make any filing with the FCC that would reasonably be expected to adversely affect any of the Licenses, the transactions contemplated hereby or obtaining the FCC Consent and, except as required by applicable Law, neither Buyer nor any of its Affiliates shall make any filing with the FCC that would reasonably be expected to adversely affect any of the Licenses, the transactions contemplated hereby or obtaining the FCC Consent.

                  (ii) Each party hereto shall (A) promptly deliver to the other party hereto any notice or inquiry received by it from the FCC with respect to any of the filings made pursuant to Section 6.2(b)(i) or the Licenses, (B) cooperate with the other party hereto in formulating a response to any such notice or inquiry indicated in clause (A) of this Section 6.2(b)(ii), and (C) promptly file with the FCC a response to any such notice or inquiry indicated in clause (A) of this Section 6.2(b)(ii), which response shall be reasonably acceptable to each party.

            (c) HSR Filing. Within ten (10) Business Days after the date of this Agreement, the parties shall make, or cause to be made, any and all filings which are required under the HSR Act (the "HSR APPROVAL") with respect to the transactions contemplated hereby. Each party shall furnish to the other such necessary information and reasonable assistance as any other party may request in connection with its preparation of necessary filings or submissions pursuant to the provisions of the HSR Act. If the Federal Trade Commission or the Department of Justice requests additional information from the parties or imposes any condition upon the transactions contemplated hereby, the parties will cooperate with each other, the Federal Trade Commission and the Department of Justice; provided, however, that nothing herein shall compel either party or any Affiliate of such party to comply with any condition imposed upon such party or such Affiliate that is adverse to the interests of such party or its Affiliates as determined by such party in the exercise of its reasonable business judgment. Buyer shall pay all filing fees, if any, required under the HSR Act.

            (d) Each party shall furnish to the other party all information concerning such party and its Affiliates reasonably required for inclusion in any application or filing to be made by Buyer or Seller or any other party in connection with the transactions contemplated hereby or otherwise to determine compliance with applicable Law.

      6.3 Operations Prior to the Closing Date. At all times prior to the Closing, Seller shall keep and maintain the Licenses current and in good standing. Seller shall comply in all material respects with all applicable Laws relating to the Licenses or their use. Seller shall retain control of the Licenses at all times prior to the Closing. Seller shall not: (i) directly or indirectly sell, lease, transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Licenses or any interest therein or negotiate therefor without the prior written consent of Buyer (which consent may be withheld by Buyer in its sole discretion); (ii) take or permit to be taken any action to adversely affect, impair or subject to forfeiture or cancellation any of the Licenses; or (iii) take or agree to take any other action inconsistent with the consummation of the transactions contemplated by this Agreement. Seller shall not incur any material obligation or liability, absolute or contingent, relating to or affecting any of the Licenses or their use. Seller will perform all of its material obligations required to be performed under all of the Licenses. On the Closing Date, Seller will be the exclusive, authorized, legal holder of the Licenses.

      6.4 Exclusivity. Until the termination of this Agreement, without the prior written consent of Buyer (which consent may be withheld by Buyer in its sole discretion), Seller will not (and Seller will cause its Affiliates and Representatives not to): (i) solicit, initiate or encourage the submission of any proposal, bid or offer from any Person relating to the sale, lease or other disposition of the Licenses or any interest therein; (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to purchase, lease or otherwise acquire the Licenses or any interest therein; or (iii) enter into any contract, agreement or understanding to do any of the actions identified in clauses (i) or (ii) of this
Section 6.4. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing, which notice shall include the identity of the Person making the proposal, offer, inquiry or contact, and a summary of the material terms thereof.

      6.5 Build-Out Obligations. Buyer shall bear full responsibility for, and exercise full authority and control over, satisfaction and compliance in all material respects with all construction milestones and build-out obligations imposed by the FCC with respect to the Licenses.

      6.6 No Restrictions on the Licenses.

            (a) Prior to Closing, Seller shall take all necessary action to ensure that from and after the Closing, the Licenses will not be subject to (A) any note, indenture, instrument, agreement, contract, mortgage, lease, license, franchise, permit or other authorization, rights restriction or obligation to which Seller is, or shall become, a party or any of the Licenses are, or shall become, subject or by which Seller is, or shall become, bound or any of Seller's assets are, or shall become, bound (in each case, including, without limitation, those as of the date hereof), or (B) any Court Order to which Seller is, or shall become, a party or any of the Licenses are, or shall become, subject or by which Seller is, or shall become, bound or any of Seller's assets are, or shall become, bound (in each case, including, without limitation, those as of the date hereof).

            (b) Seller shall not, and shall not allow any of its Affiliates to, enter into, become a party to, or become bound by, or allow any of the Licenses to become subject to, any agreement, contract or arrangement that would (i) reasonably be expected to result in the revocation, cancellation, suspension or material adverse modification of any of the Licenses or would reasonably be expected to have a material adverse effect on (a) any of the Licenses, (b) the ability of Seller to perform its obligations hereunder, or (c) obtaining the FCC Consent, or (ii) bind, be enforceable against or in any other way encumber Buyer or the Licenses from and after the Closing, including, without limitation:

                  (i) any lease, construction or management agreement that in any manner restricts the use, sale, operation, construction, modification, assignment, partition or disaggregation of any of the Licenses; or

                  (ii) any indenture, agreement, note, mortgage, guaranty or other instrument which evidences or relates to any loan of money to, or indebtedness for money borrowed by Seller or any Affiliate of Seller that in any manner restricts the use, sale, operation, construction, modification, assignment, partition or disaggregation of any of the Licenses; or

                  (iii) any license, agreement or other contract relating to patents, trademarks, trade names, techniques or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance that in any manner restricts the use, sale, operation, construction, modification or assignment of the Licenses.

      6.7 Title to the Licenses. From the date hereof until the consummation of the transactions contemplated by this Agreement, Seller covenants to maintain good and marketable title to the Licenses, free and clear of all Encumbrances except the FCC Debt. Upon delivery to Buyer on the Closing Date and after payment of the FCC Debt Amount in accordance with this Agreement, Seller will transfer to Buyer good and marketable title to the Licenses, subject to no indebtedness or Encumbrances.

      6.8 FCC Debt Amount. Between the date hereof and the Closing Date, Seller shall fully and timely perform its payment obligations under the FCC Debt and shall make each installment payment under the FCC Debt before the "first additional quarter grace period" (as defined for purposes of 47 C.F.R. Section 1.2110(g)(4)(i)) corresponding to such payment. No earlier than seven (7) Business Days, and no later than two (2) Business Days, prior to the Closing Date, Seller shall provide to Buyer a certificate of an officer of Seller certifying (but without personal liability to such officer) the FCC Debt Amount as such amount is provided to Seller by the FCC.

      6.9 No Violation, Litigation or Regulatory Action.

            (a) Seller covenants to comply in all material respects with all Laws which are applicable to the Licenses or the Seller's ownership, operation and holding thereof, including, without limitation, Section 310(b) of the Communications Act, and all rules, regulations or policies of the FCC promulgated thereunder with respect to alien ownership, the CMRS spectrum cap and C Block eligibility.

            (b) Seller covenants not to take any action, which, individually or collectively, would reasonably be expected to have a material adverse effect on
(i) any of the Licenses, (ii) the ability of Seller to perform its obligations hereunder or (iii) the FCC Consent.

      6.10 No Conflicts. Seller covenants not to take any action that could reasonably be expected to (i) result in the creation or imposition of any Encumbrance upon any of the Licenses, or (ii) violate or conflict with, with or without notice or lapse of time or both, result in a breach of the terms, conditions or provisions of, with or without notice or lapse of time or both, constitute a Default under: (1) any note, indenture, instrument, agreement, contract, mortgage, lease, license (including the Licenses), franchise, permit or other authorization, rights restriction or obligation to which any of the Licenses are subject; or (2) any Court Order to which any of the Licenses are subject.

      6.11 Payment of Unjust Enrichment. Buyer shall pay or cause to be paid no later than the Closing Date to the U.S. Government pursuant to Section 1.2111 of the FCC's rules, 47 C.F.R. Section 1.2111, any unjust enrichment payments due and owing in connection with the assignment of the Licenses pursuant hereto.

      6.12 Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to act diligently and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to cause the Closing to occur and to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including executing and delivering or causing to be executed and delivered such other documents, instruments, certificates and agreements as may be reasonably requested by the other party hereto. The parties mutually agree that time is of the essence with respect to the performance of this Agreement and the transactions contemplated herein.

                                   ARTICLE 7

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

      The obligation of Buyer to perform its obligations under this Agreement to be performed at Closing shall be, at the option of Buyer, subject to the satisfaction of the conditions set forth below on or prior to the Closing Date. These conditions are for Buyer's sole benefit and may be waived by Buyer at any time in its sole discretion.

      7.1 No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Seller contained or referred to herein shall be true and correct in all material respects as of the Closing as though made at and as of such time, except to the extent they are specifically made as of another date, in which case they shall be true and correct in all material respects as of such other date, and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by Seller prior to or at the Closing.

      7.2 No Restraint or Litigation. Except for FCC matters which are specifically addressed in Section 7.3, no action, suit, litigation, investigation or proceeding shall have been instituted or threatened (i) to restrain or prohibit or otherwise challenge the transactions contemplated hereby, (ii) seeking damages or injunctive relief against Buyer or Seller in connection with the transactions contemplated hereby, other than any such litigation or proceeding commenced by or at the direction of Buyer or the members of Buyer, or (iii) which would materially adversely affect the right of Buyer to own and control the Licenses following the Closing. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition of a court of competent jurisdiction having the force of law that would prevent the Closing or the consummation of the transactions contemplated hereby.

      7.3 Governmental Consents. The FCC Consent shall have been obtained and shall have become a Final Order, without the imposition of any terms, conditions or provisions outside the ordinary course, and the waiting periods under the HSR Act shall have expired or shall have been terminated.

      7.4 Necessary Third Party Consents. Seller shall have delivered all third party consents, approvals and waivers necessary or appropriate for Seller to consummate the transaction contemplated by this Agreement, including, without limitation, the Consents. Seller shall not have made or entered into any agreement or understanding or agreed to any condition affecting any of the Licenses (or any portion thereof) or Buyer as a condition for obtaining any such third party consents, approvals and waivers (including, without limitation, the Consents), except with the prior written consent of Buyer.

      7.5 Closing Deliveries. Seller shall have delivered to Buyer each of the deliveries set forth in Section 3.3 hereof.

      7.6 Further Documents. Seller shall have executed and delivered to Buyer such other documents, instruments, certificates and agreements, or shall have taken or caused to be taken such other actions reasonably requested by Buyer in order to effect the transactions contemplated by this Agreement.

      7.7 No Encumbrances. After payment of the FCC Debt Amount in accordance with this Agreement, the Licenses shall be free and clear of all Encumbrances.

                                   ARTICLE 8

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

      The obligation of Seller to perform its obligations under this Agreement to be performed at Closing shall be, at the option of Seller, subject to the satisfaction of the conditions set forth below on or prior to the Closing Date. These conditions are for Seller's sole benefit and may be waived by Seller at any time in its sole discretion.

      8.1 No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Buyer contained or referred to herein shall be true and correct in all material respects as of the Closing as though made at and as of such time, except to the extent they are specifically made as of another date, in which case they shall be true and correct in all material respects as of such other date, and Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by Buyer prior to or at the Closing.

      8.2 No Restraint or Litigation. Except for FCC matters which are specifically addressed in Section 8.3, no action, suit, litigation, investigation or proceeding shall have been instituted or threatened (i) to restrain or prohibit or otherwise challenge the transactions contemplated hereby, or (ii) seeking damages or injunctive relief against Buyer or Seller in connection with the transactions contemplated hereby, other than any such litigation or proceeding commenced by or at the direction of Seller or any member of Seller. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition of a court of competent jurisdiction having the force of law that would prevent the Closing or the consummation of the transactions contemplated hereby.

      8.3 Governmental Consents. The FCC Consent shall have been obtained and shall have become a Final Order, without the imposition of any terms, conditions or provisions outside of the ordinary course, and the waiting periods under the HSR Act shall have expired or shall have been terminated.

      8.4 Closing Deliveries. Buyer shall have delivered to Seller each of the deliveries set forth in Section 3.2 hereof.

                                   ARTICLE 9

                                 INDEMNIFICATION

      9.1 Survival. All of the representations, warranties and covenants of the parties contained herein shall survive the Closing and shall continue in full force and effect until the second anniversary of the Closing Date, except that the representations and warranties set forth in Sections 4.2, 4.5 and 5.2 shall survive the Closing until the expiration of the applicable statute of limitations, and the covenants to be performed in whole or in part after the Closing shall survive the Closing until performed in full. Notwithstanding the foregoing, if any claim for indemnification pursuant to this Article 9 with respect to a breach of the representations, warranties or covenants contained herein is made on or before the end of any such applicable period, such representations, warranties or covenants shall be deemed to survive with respect to the matter claimed as of the end of such period until resolved as provided herein.

      9.2 Indemnification by Seller. After the Closing, Seller agrees to indemnify and hold Buyer and its Affiliates and their respective officers, directors, Representatives, shareholders, members, partners, agents and employees harmless against and with respect to, and shall reimburse Buyer and its Affiliates and such other Persons for (a) any and all Losses and Expenses resulting from any untrue representation or breach of warranty by Seller or the nonfulfillment of any covenant to be performed by Seller contained in this Agreement or in any Ancillary Document, and (b) any Pre-Closing Claim. Notwithstanding anything to the contrary contained herein, Seller will not be required to indemnify, and will not otherwise be liable to, Buyer with respect to any Losses or Expenses arising under this Section 9.2 with respect to any breach of the representations and warranties of Seller set forth herein unless Buyer gives Seller written notice of such claim pursuant to Section 9.4 on or prior to the expiration of the period for bringing such claim set forth in
Section 9.1 hereof.

      9.3 Indemnification by Buyer. After the Closing, Buyer agrees to indemnify and hold Seller and its Affiliates and their respective officers, directors, Representatives, shareholders, members, partners, agents and employees harmless against and with respect to, and shall reimburse Seller and its Affiliates and such other Persons for (a) any and all Losses and Expenses resulting from any untrue representation, breach of warranty by Buyer, or nonfulfillment of any covenant to be performed by Buyer contained in this Agreement or any Ancillary Document, and (b) any Post-Closing Claim. Notwithstanding anything to the contrary contained herein, Buyer will not be required to indemnify, and will not otherwise be liable to

Seller with respect to any Losses or Expenses arising under this Section 9.3 with respect to any breach of the representations and warranties of Buyer set forth herein unless Seller gives Buyer written notice of such claim pursuant to
Section 9.4 on or prior to the expiration of the period for bringing such claim set forth in Section 9.1 hereof.

      9.4 Procedure for Indemnification.

            (a) The party claiming indemnification (the "CLAIMANT") shall promptly give notice to the party from which indemnification is claimed (the "INDEMNIFYING PARTY") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim and the amount thereof (if known and quantifiable).

            (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized Representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim, subject to the terms hereof. If the Claimant and the Indemnifying Party do not agree within thirty (30) days following receipt of notice of the claim from the Claimant (or any mutually agreed upon extension thereof), the Claimant may seek an appropriate remedy.

            (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense; provided, however, that the Indemnifying Party shall pay the Claimant's Expenses if, in the reasonable judgment of Claimant's counsel, representation of both the Claimant and Indemnifying Party with respect to such claim would result in a conflict of interests or legal defenses and theories are available to Claimant that are not available to the Indemnifying Party. If the Indemnifying Party does not elect to participate or assume control of the defense of any third-party claim, the Claimant will not enter into any settlement of such claim which could result in indemnification liability without the Indemnifying Party's prior written consent (which shall not be unreasonably withheld). Any such settlement will be binding upon Buyer or Seller, as the case may be, for purposes of determining whether any indemnification payment is required pursuant to this Article 9.

                                   ARTICLE 10

                                   TERMINATION

      10.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated:

            (a) by the mutual written consent of Seller and Buyer;

            (b) by either Buyer or Seller upon written notice to the other, in the event that Buyer, in the case of a termination by Seller, or Seller, in the case of a termination by Buyer, has materially breached its representations, warranties, covenants or agreements contained in this Agreement and, if such breach is capable of being cured, failed to cure such breach within thirty (30) days of written notice by the terminating party of such breach; provided, however, that the terminating party is not itself in material breach of its representations, warranties, covenants or agreements contained herein;

            (c) by either Buyer or Seller upon written notice to the other, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

            (d) by Buyer upon written notice to Seller upon the occurrence of a Buyer Termination Event (as defined below);

            (e) by Seller upon written notice to Buyer upon the occurrence of a Seller Termination Event (as defined below); or

            (f) subject to Section 10.2, by either Buyer or Seller upon written notice to the other party hereto if the Closing shall not have occurred on or before the first anniversary of the date of this Agreement and Buyer, in the case of a termination by Buyer, or Seller, in the case of a termination by Seller, is not then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

      For purposes of Section 10.1(d) above, "BUYER TERMINATION EVENT" means any of the following: (1) the failure of Seller to keep and maintain the Licenses, directly or indirectly, in good standing, free and clear of all Encumbrances except the FCC Debt; or (2) the failure of Seller to deliver the Licenses to Buyer at the Closing free and clear of all Encumbrances; or (3) Seller or any of its Affiliates becomes insolvent, or is unable to pay its debts as they become due, or makes an assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, or suffers the filing of an involuntary petition in bankruptcy, or seeks protection from creditors under any state law provision, or becomes subject to the appointment of a trustee or receiver over its assets; or
(4) if Buyer is not then in default or breach of its obligations hereunder, if the conditions to Buyer's obligations contained in Article 7 hereof have not been satisfied (or waived by Buyer) by the date scheduled for the Closing pursuant to Section 3.1 (as such date may be postponed pursuant thereto).

      For the purposes of Section 10.1(e) above, "SELLER TERMINATION EVENT" means any of the following: (1) failure of Buyer to pay the Purchase Price in accordance with the terms hereof; or

(2) Buyer or any of its Affiliates becomes insolvent, or is unable to pay its debts as they become due, or makes an assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, or suffers the filing of an involuntary petition in bankruptcy, or seeks protection from creditors under any state law provision, or becomes subject to the appointment of a trustee or receiver over its assets; or (3) if Seller is not then in default or breach of its obligations hereunder, if the conditions to Seller's obligations contained in Article 8 hereof have not been satisfied (or waived by Seller) by the date scheduled for the Closing pursuant to Section 3.1 (as such date may be postponed pursuant thereto).

      10.2 Effect of Termination. In the event of termination of this Agreement by either party, all rights and obligations of the parties under this Agreement shall terminate without any liability of either party to the other party (except for any liability of either party for any breach of this Agreement, in which case the non-breaching party shall have all rights and remedies available at law or in equity), and all filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person to which made. Notwithstanding anything to the contrary contained herein, the provisions of Sections 10.2, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.9, 11.11 and 11.12 shall expressly survive the expiration or termination of this Agreement.

                                   ARTICLE 11

                               GENERAL PROVISIONS

      11.1 Confidential Nature of Information. Each party agrees that it shall, and shall cause each of its Affiliates and its and their respective shareholders, members, managers, directors, officers, employees, agents and representatives (collectively, "REPRESENTATIVES") to, treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person, except to employees, Representatives or Affiliates of Buyer or Seller with a need to know and such Persons shall be informed of the confidential nature of such information. No such Person shall use any such confidential information obtained from the other in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Licenses and consummating the transactions contemplated hereby. The obligation of each party to treat such documents, materials and other information in confidence, or to keep such documents, materials and other information in confidence, shall not apply to any information which (a) is or becomes available to a party hereto from a source other than the other party hereto which source, to the knowledge of such party hereto, is not bound by an obligation of confidentiality with respect to such information, (b) is or becomes available to the public other than as a result of disclosure by a party hereto or its Affiliates or Representatives, (c) is required to be disclosed under applicable Law or judicial process, but only to the extent it must be disclosed, (d) is independently developed by such party without reference to the confidential information of the other party; or (e) a party reasonably deems necessary to disclose to a Governmental Authority in order to obtain any of the consents or approvals contemplated hereby. In the event a party reasonably deems necessary the disclosure of this Agreement to a

Governmental Authority, the parties shall use reasonable commercial efforts to secure confidential treatment of this Agreement by such Governmental Authority.

      11.2 No Public Announcement. No party shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting or Securities and Exchange Commission disclosure obligations or applicable FCC disclosure obligations, including in connection with obtaining the FCC Consent, by a party or any of its Affiliates.

      11.3 Notices. All notices, certifications, requests, demands, payments and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if mailed, by certified mail, first class postage prepaid, or if delivered personally, or if sent by facsimile, with transmission confirmed by telephone:

      If to Seller:

             Lafayette Communications Company L.L.C.
             Two Embarcadero Center, Suite 2500
             San Francisco, CA  94111
             Attention: Mr. John M. Duff, Jr.
             Telephone: (415) 788-2755
             Facsimile: s(415) 788-7311

      With a copy to (which shall not constitute notice):

             Howard, Rice, Nemerovski, Canady, Falk & Rabin
             A Professional Corporation
             Three Embarcadero Center
             San Francisco, CA  94111
             Attention: Richard W. Canady, Esq.
             Telephone: (415) 434-1600
             Facsimile: (415) 217-5910

      If to Buyer:

             Triton PCS License Company L.L.C.
             1100 Cassatt Road
             Berwyn, Pennsylvania  19312
             Attention: Mr. Daniel E. Hopkins
             Telephone: (610) 651-5900
             Facsimile: (610) 993-2683

      With a copy to (which shall not constitute notice):

             Dow, Lohnes & Albertson, PLLC
             1200 New Hampshire Avenue, NW, Suite 800
             Washington, DC  20036
             Attention: Edward J. O'Connell, Esq.
             Telephone: (202) 776-2000
             Facsimile: (202) 776-2222

or to such other address or addresses as may hereafter be specified by notice given by any of the above to the others. Notices given by United States certified mail as aforesaid shall be effective on the third Business Day following the day on which they were deposited in the mail. Notices delivered in person shall be effective upon delivery. Notices given by facsimile shall be effective when transmitted, provided facsimile notice is confirmed by telephone and is transmitted on a Business Day during regular business hours of the receiving party.

      11.4 Successors and Assigns.

            (a) The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the prior written consent of the other party hereto.

            (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as expressly provided herein, nothing in this Agreement is intended or shall be construed to confer upon any Person, other than the parties and their successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement.

      11.5 Entire Agreement; Amendments. This Agreement and the Schedules and Exhibits referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements and understandings between the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument duly executed by each of the parties hereto.

      11.6 Waivers. Any failure of either Buyer or Seller to comply with any obligation, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      11.7 Expenses. Except as otherwise provided herein, each party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and advisors. In the event either party shall bring an action or arbitration in connection with the performance, breach or interpretation of this Agreement, the prevailing party in any such action or arbitration shall be entitled to recover from the losing party all reasonable costs and expenses of such action or arbitration, including attorneys' fees.

      11.8 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof; provided, however, that if the removal of such offending term or provision materially alters the burdens or benefits of any of the parties under this Agreement, the parties agree to negotiate in good faith such modifications to this Agreement as are appropriate to ensure the burdens and benefits of each party under such modified Agreement are reasonably comparable to the burdens and benefits originally contemplated and expected.

      11.9 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and which shall become binding when one or more counterparts have been signed by Seller and delivered to Buyer and when one or more counterparts have been signed by Buyer and delivered to Seller.

      11.10 Further Assurances. Following the Closing, Seller shall execute and deliver to Buyer, or cause to be executed and delivered to Buyer, such other instruments of conveyance and transfer as Buyer may from time to time reasonably request or as may be otherwise necessary to more effectively convey and transfer the Licenses to Buyer, to vest title to the Licenses in Buyer, and to put the Buyer in possession of any part of the Licenses.

      11.11 Governing Law. This Agreement shall be governed by, enforced and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to choice of law principles.

      11.12 Headings. Subject headings are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        LAFAYETTE COMMUNICATIONS COMPANY L.L.C.

                                        By:    /s/  John M. Duff, Jr.
                                               ---------------------------------
                                        Name:  John M. Duff, Jr.
                                        Title: President


                                        TRITON PCS LICENSE COMPANY L.L.C.

                                        By:    Triton Management Company, Inc.,
                                               its manager

                                        By:    /s/  Daniel E. Hopkins
                                               ---------------------------------
                                        Name:  Daniel E. Hopkins
                                        Title: Senior Vice President of Finance
                                               and Treasurer